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                                                                   EXHIBIT 10(i)

      March 17, 1995

      Mr. Robert E. Healy, Jr.
      1929 Black Rock Rd.
      Paoli, PA  19301


      Dear Rob:

      This letter will confirm our agreement relative to your role and compensation as Vice President and Chief Financial Officer of the Contract Services Division. The agreements we reached are as follows:

      - RESPONSIBILITIES - You will assume responsibility for certain division staff departments for such time as determined by me. These functions and their managers are:

         -     Human Resources - Kathy Kehoe
         -     Sales and Marketing - Rick Smith
         -     Clinical Services - Denise Mayhan
         -     Customer Relations - Hal Price
         -     Information Services - Steve Wise

      - BASE SALARY - You will be paid $7,307.69 bi-weekly. That annualizes to a salary of $190,000.00 effective February 17, 1995. You will be eligible for a salary review in January, 1996.

      - INCENTIVE - You will continue to be eligible for a bonus of 35% of your base salary as determined by the performance of the Contract Services Division and personal goals which you and I have negotiated.

      - EQUITY - You will continue to be eligible to participate in the 1986 Stock Option Plan as determined by division performance and your performance against personal goals subject to approval by the Board of Directors.
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      Mr. Robert E. Healy, Jr.
      March 17, 1995
      Page 2



      - SEVERANCE - Should your employment be terminated for reasons other than cause, NovaCare will continue to pay your base salary for a period of twelve (12) months or until you find comparable employment which ever comes first. All other provisions of the Contract Services Division Severance Policies will also be in effect in the event of your termination including the execution of an Agreement and General Release. For purposes of this agreement, due cause shall include (a) the Employee's willful and continuing failure to discharge his duties, or (b) the Employee's commission of a felony or any crime or offense involving moral turpitude.

      It is understood that the Employee's employment is at will. The Employee or the Company may terminate the Employee's employment at any time. The Employee and the Company acknowledge that there is no implied or actual employment contract for a period of time.

      I believe that these are the issues that we discussed. Let me again confirm your importance to the Contract Services Division executive team. Your support, loyalty and counsel are appreciated. You have been Helping Make Life a Little Better for this business. Please acknowledge your acceptance by signing a copy of this letter and returning it to me.

      Sincerely,


      /s/________________________
      Daryl A. Dixon
      President and General Manager
      Contract Services Division

      DAD/mp



      /s/________________________                  ___________________
      Robert E. Healy, Jr.                         Date


      cc:  Tim Foster